                   TYCO INTERNATIONAL'S ADT UNIT TO ACQUIRE
                           ALARMGUARD HOLDINGS, INC.

                IMMEDIATELY ACCRETIVE ACQUISITION PROVIDES STRONG
                      HIGH-END RESIDENTIAL ALARM PRESENCE

Hamilton, Bermuda and Orange, CT, January 11, 1999 - Tyco International Ltd. (NYSE-TYC, LSE-TYI, BSX-TYC) (Tyco), a diversified manufacturing and service company, and Alarmguard Holdings, Inc. (AMEX-AGD) (Alarmguard), a provider of electronic security services, announced today that they have entered into a definitive Merger Agreement. Under the Agreement, a subsidiary of Tyco will acquire all of the outstanding shares of Alarmguard stock. Tyco will shortly commence a tender offer to purchase all of Alarmguard's common shares for $9.25 per share in cash. The tender offer will be followed by a merger in which each of the remaining common shares of Alarmguard will be exchanged for $9.25 in cash. The Tyco subsidiary has also entered into an agreement to purchase substantially all of Alarmguard's preferred stock. The purchase of the preferred stock is contingent upon the purchase of the common shares in the tender offer.

The offer will be made pursuant to definitive offering documents to be filed with the Securities and Exchange Commission. The offer is conditioned on the tender of a majority of the outstanding shares of common stock, as well as certain other conditions, including the receipt of necessary government approvals.

"Alarmguard is an excellent addition to our ADT Security business," said L. Dennis Kozlowski, Tyco's Chairman and Chief Executive Officer. "In addition to securing our position in the Northeast and Mid-Atlantic states, where Alarmguard has built a very strong and loyal customer base, we expect to create significant value by taking Alarmguard's local expertise in the high-end residential market and applying it to our national franchise. The transaction will have an immediate positive impact on earnings per share."

Tyco recently acquired Holmes Protection and Wells Fargo Alarm, and the acquisition of the security operations of Entergy is pending. ADT Security is the largest provider of electronic security services in the U. S.

Alarmguard sells and installs burglar and fire systems and provides security monitoring services and security system repair and maintenance services to homeowners and businesses.

Tyco International Ltd., a diversified manufacturing and service company, is the world's largest manufacturer and installer of fire protection systems, the largest provider of electronic security services, the largest manufacturer of flow control valves, and has strong leadership positions in disposable medical products, plastics and adhesives, electrical and electronic components and underwater telecommunications systems. The company operates in more than 80 countries around the world and has expected fiscal 1999 revenues in excess of $17 billion.

FORWARD LOOKING INFORMATION

Certain statements in this release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statements contained herein regarding the consummation and benefits of future acquisitions, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among other things, overall economic and business conditions, the demand for the Company's goods and services, competitive factors in the industries in which the Company competes, changes in government regulation; changes in tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions; the timing, impact and other uncertainties of future acquisitions; and the Company's ability and its customers' and suppliers' ability to replace, modify or upgrade computer programs in order to adequately address the year 2000 issue.